Exhibit 99.1

FOR IMMEDIATE RELEASE

SeaWorld Entertainment, Inc. Announces Eight Leadership Promotions and Organizational Changes to Accelerate Business Transformation, Performance and Growth

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Newly created role of Chief Transformation Officer to be held by current Chief Financial Officer (CFO) and Treasurer; internal interim CFO and Treasurer named
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Co-Chief Parks Operation Officer roles created which include one leader for the Florida parks and one for the non-Florida parks
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Three new Park Presidents announced for parks in Orlando and San Antonio
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Chief Accounting Officer (CAO) named

ORLANDO, Fla. (January 27, 2023) – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced the promotion of eight leaders across the business as part of organizational adjustments designed to position the Company for continued growth and long-term value creation. This includes the formation of a new Chief Transformation Officer role and appointment of two seasoned park leaders to the co-role of Chief Parks Operation Officer (CPOO), one for the Florida parks and the other to lead all the non-Florida parks. The Company also named an interim CFO and Treasurer, three new Park Presidents and a new CAO. All the roles involve promotions from within the organization.

Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. said, “I am excited to announce these important leadership promotions and organizational changes that will help us better execute our plans and initiatives, capitalize on opportunities, and deliver improved operational and financial results.”

Swanson went on to say, “I’m proud of the progress we’ve made over the past several years, including coming out of the pandemic an even stronger and more profitable business with industry leading results. And, I am excited for our plans for 2023 with a terrific line up of new rides, attractions, events and new and improved in park venues and offerings. The changes announced today along with our long-term plans to drive increased revenue, improved in-park experience and operational execution and better cost management will put us in an even stronger position to deliver greater value for our stakeholders – the millions of guests that enjoy our parks each year, our Ambassadors across the company, the communities in which we operate, our partners and our investors.”

Current Chief Financial Officer and Treasurer Chelle Adams was promoted to the new position of Chief Transformation Officer. In this new role, Adams will be responsible for streamlining and re-engineering organizational processes and implementing high-value initiatives to ensure successful execution of our transformation strategy. She will also be responsible for leading our business development and growth activities. Adams joined the company last year from The Cosmopolitan of Las Vegas where she was responsible for, among other things, driving business transformation and process improvement across the organization.

Jim Forrester was promoted to serve as Interim Chief Financial Officer and Treasurer. Forrester has been with SeaWorld since 2019, most recently serving as the VP of Finance for the Orlando Parks including SeaWorld, Aquatica and Discovery Cove. He has more than two decades of theme park finance experience including at the Walt Disney Company, Walt Disney World, and Hershey Entertainment & Resorts, among others.

Two seasoned park leaders were promoted to the co-position of Chief Parks Operations Officer (CPOO). The CPOOs will jointly be responsible for overseeing all park operations. Kyle Miller was promoted to CPOO for all the Florida parks. Miller has served as the Park President for SeaWorld Orlando, Discovery Cove and Aquatica Orlando since 2019 and has been with the company for approximately 28 years. Byron Surrett was promoted to CPOO for all the non-Florida parks. Surrett served as Park President of SeaWorld San Antonio and Aquatica San Antonio since 2019 and in June he will celebrate 47 years with the company.

Three leaders were promoted into Park President positions. This includes Jon ‘JP’ Peterson, who was promoted to Park President of SeaWorld Orlando. Peterson has been with SeaWorld for approximately 30 years and has served as Vice President of Zoological Operations for SeaWorld Orlando since 2019. Bradley Gilmour was promoted to Park President of Aquatica Orlando and Discovery Cove. Gilmour served as Vice President of Park Operations for Discovery Cove for the last four years and 2023 marks his 20th year with the company. Jodi Davenport was promoted to Park President of SeaWorld San Antonio and Aquatica San Antonio. Davenport has been with SeaWorld since 2020, most recently serving as the Vice President of Finance and IT for the park. Prior to joining SeaWorld, Davenport had an almost 20-year career at Six Flags where she served in a variety of finance roles including Director of Finance.

Shekufeh Boyle was promoted to Chief Accounting Officer, reporting to the Chief Financial Officer and Treasurer. In her ninth year at SeaWorld Entertainment, Boyle most recently served as the company’s Corporate Controller and Vice President of Accounting. Prior to joining SeaWorld, she served in public accounting as an Audit Manager. Boyle is a Certified Public Accountant.

All promotions and changes take effect immediately.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company's history. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

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Investor Relations:
Matthew Stroud
Investor Relations
855-797-8625
Investors@SeaWorld.com

Media Relations:
Lisa Cradit
SVP – Head of Communications
(646) 245-2476
Lisa.cradit@seaworld.com